DEBT STRATEGIES FUND

FILE # 811- 8603

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
01/15/01	Charter Communications 11.125% 01/05/11	$2,000,000.	$2,075,000,000.	Morgan Stanley
01/19/01	Nextel communications 9.50% 02/01/11	$12,000,000.	$1,250,000,000.	Goldman Sachs
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